Exhibit 99.1

NuStar Energy L.P. Beats Analysts’ Expectations for First Quarter 2009

Earnings and Announces Quarterly Distribution

Continues to Expect Record Earnings in 2009 Primarily Due to Contribution

from Asphalt Operations and Internal Growth Projects

SAN ANTONIO, April 30, 2009 – NuStar Energy L.P. (NYSE:NS) today announced net income applicable to limited partners of $31.6 million, or $0.58 per unit, for the first quarter of 2009, which is better than the $0.25 to $0.50 per unit guidance previously communicated and higher than analysts’ estimates. These results compare to $49.6 million, or $1.01 per unit, earned in the first quarter of 2008.

“However, a year-over-year quarterly comparison is largely meaningless as NuStar’s business changed dramatically with its acquisition of the former CITGO asphalt refining and marketing operations near the end of the first quarter of 2008,” said Curt Anastasio, Chief Executive Officer and President of NuStar Energy L.P. and NuStar GP Holdings, LLC. “Because of the inherent seasonality of the asphalt business, our first quarter 2009 results are burdened with all of the additional cost and expense of that operation while the vast majority of the financial benefit will be generated during the second and third quarters. The important takeaway for our unitholders is that the financial results of our transportation and storage segments during the first quarter of 2009 were actually better than last year. And, for the full year 2009, the asphalt operations are expected to provide an even bigger boost to earnings and cash flow than they did in 2008.

“We are pleased with our first quarter results, and very excited about NuStar’s future as our company is well-positioned for a record year in 2009,” said Anastasio. “There are not many companies out there right now that can say they are targeting record earnings and distribution increases at a time like this.”

Included in NuStar Energy L.P.’s earnings results for the first quarter of 2009 is a $4.7 million, or $0.08 per unit, gain, net of tax, related to property insurance proceeds received due to damage incurred from Hurricane Ike that occurred at the Texas City, Texas terminal in the third quarter of 2008. Excluding the effect of the Hurricane and other items, first quarter 2009 adjusted earnings would have been $25.8 million, or $0.47 per unit.

With respect to the quarterly distribution to unitholders for the first quarter of 2009, NuStar Energy L.P. also announced that its board of directors has declared a distribution of $1.0575 per unit, which would equate to $4.23 per unit on an annual basis. This quarterly distribution represents an increase of $0.0725 per unit, or 7.4 percent, over the $0.985 distribution for the first quarter of 2008 and is unchanged from the fourth quarter of 2008. The first quarter 2009 distribution will be paid on May 15, 2009, to holders of record as of May 8, 2009.

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Distributable cash flow available to limited partners for the first quarter of 2009 was $69.4 million, or $1.28 per unit, compared to $72.0 million, or $1.46 per unit, for the first quarter of 2008. This was the third best quarterly distributable cash flow performance since NuStar Energy L.P. went public in 2001. For the first quarter of 2009, distributable cash flow available to limited partners covers the distribution by a solid 1.21 times.

“NuStar Energy L.P. delivered first quarter 2009 earnings results that were not only better than our estimates but also higher than analysts’ projections,” said Anastasio. “These results are particularly impressive considering that the first quarter was marked by refinery turnarounds, a weak economy, poor weather and the typical seasonality of our asphalt operations. When you consider the challenging business conditions we experienced, I am especially pleased with how our segments performed. Our transportation and storage segments produced higher results compared to expectations and the first quarter of 2008 despite lower throughputs, and the results from our asphalt operations were above expectations. Higher asphalt margins and sales volumes, renewals of lease contracts at higher rates due to strong demand for storage at key terminals, the conversion of some throughput based contracts to lease based contracts and lower operating expenses primarily due to reduced power and maintenance costs allowed us to perform better than anticipated.

NuStar Is Well-Positioned for Record Year in 2009

“The outlook for our company continues to be strong and while many companies are facing challenging business and market conditions, I am excited to say that NuStar Energy L.P. is projecting higher results from all three of our business segments. In addition, we have a solid balance sheet, ample liquidity and are well situated to execute our internal growth plans and fund current operations and distribution payments without the need to access the capital markets. We also expect to pay down additional debt by the end of the year.

“In our transportation business segment, a tariff increase of approximately 7.5 percent effective July 1, 2009, is expected to result in higher earnings for the year. New pipeline business, exposure to market areas that are agriculturally oriented and an anticipated reduced refinery maintenance schedule should help mitigate the impact of weaker throughput volumes from lower demand.

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“Our storage segment should perform much better in 2009 compared to 2008, as we expect to benefit from a full year’s contribution from the projects completed under the company’s $400 million construction program. In addition, to the extent that certain of our contracts are up for renewal, strong demand for storage at certain of our key terminal facilities should allow us to benefit from higher rates.

“We’re really excited about the potential for our asphalt operations in 2009, as we expect fundamentals to be even more favorable this year. Asphalt supply is already starting off the year at low levels as U.S. asphalt inventories are below the five-year average. We expect asphalt markets to become even tighter in 2009 as low refinery utilization rates are expected to result in less asphalt production. With respect to asphalt demand, the American Recovery and Revitalization Act, which provides approximately $29 billion for transportation infrastructure investments, should result in slightly higher demand in 2009 over 2008. As a result, we expect a higher margin per barrel and slightly higher sales volumes in 2009, assuming the impact from the stimulus package starts up in late 2009. Over the life of the stimulus package, spending alone is expected to increase asphalt demand by more than 10 percent between 2009 and 2011 over 2008 levels. In addition, more than 25 percent of the $29 billion is expected to be allocated to the markets that we serve. Longer term, a combination of low refinery utilization rates, an improving economy, lack of asphalt imports and coker projects coming online should result in tighter asphalt markets and better-than-historic margins over the next several years.

“Looking ahead to the second quarter of 2009, we are currently projecting earnings to be in the range of $0.80 to $1.20 per unit, which would be a record for the second quarter. The majority of the projected increase in earnings in the second quarter is expected to come from much stronger asphalt results as we enter the start of the paving season,” said Anastasio.

A conference call with management is scheduled for 3:30 p.m. ET (2:30 p.m. CT) today, April 30, 2009, to discuss the financial and operational results for the first quarter of 2009. Investors interested in listening to the presentation may call 800/622-7620, passcode 94271957. International callers may access the presentation by dialing 706/645-0327, passcode 94271957. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 94271957. A live broadcast of the conference call will also be available on the company’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 8,491 miles of pipeline, 82 terminal facilities, four crude oil storage tank facilities and two asphalt refineries with a combined throughput capacity of 104,000 barrels per day. One of the largest

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asphalt refiners and marketers in the U.S. and the second largest independent liquids terminal operator in the nation, NuStar has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has over 91 million barrels of storage capacity, and includes two asphalt refineries, crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage facilities. For more information, visit NuStar Energy L.P.’s Web site at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements regarding future events. All forward-looking statements are based on the partnership and company’s beliefs as well as assumptions made by and information currently available to the partnership and company. These statements reflect the partnership and company’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P. and NuStar GP Holdings, LLC’s 2008 annual reports on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

	Three Months Ended March 31,
	2009	2008
Statement of Income Data:
Revenues:
Service revenues	$182,652	$180,116
Product sales	451,352	412,658

Total revenues	634,004	592,774

Costs and expenses:
Cost of product sales	416,795	393,009
Operating expenses	103,322	88,450
General and administrative expenses	22,464	16,083
Depreciation and amortization expense	35,989	30,046

Total costs and expenses	578,570	527,588

Operating income	55,434	65,186
Equity earnings from joint ventures	2,313	2,201
Interest expense, net	(20,470)	(16,865)
Other income, net	8,604	9,909

Income before income tax expense	45,881	60,431
Income tax expense	6,526	4,562

Net income	$39,355	$55,869

Net income applicable to limited partners	$31,638	$49,563

Net income per unit applicable to limited partners	$0.58	$1.01

Weighted average limited partner units outstanding	54,460,549	49,409,749

EBITDA (Note 1)	$102,340	$107,342

Distributable cash flow (Note 1)	$77,684	$78,933

	March 31, 2009	December 31, 2008
Balance Sheet Data:
Debt, including current portion (a)	$1,924,210	$1,894,848
Partners’ equity (b)	2,174,514	2,206,997
Debt-to-capitalization ratio (a) / ((a)+(b))	46.9%	46.2%

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended March 31,
	2009	2008
Segment Data:
Storage:
Throughput (barrels/day)	595,943	795,251
Throughput revenues	$20,028	$23,121
Storage lease revenues	97,774	85,992

Total revenues	117,802	109,113
Operating expenses	54,158	53,998
Depreciation and amortization expense	16,992	15,951

Segment operating income	$46,652	$39,164

Transportation:
Refined products pipelines throughput (barrels/day)	620,223	694,772
Crude oil pipelines throughput (barrels/day)	385,984	405,964

Total throughput (barrels/day)	1,006,207	1,100,736
Revenues	$74,392	$75,779
Operating expenses	25,200	29,857
Depreciation and amortization expense	12,663	12,605

Segment operating income	$36,529	$33,317

Asphalt and fuels marketing: (Note 2)
Product sales	$451,352	$412,658
Cost of product sales	420,793	396,182
Operating expenses	29,839	6,218
Depreciation and amortization expense	5,208	688

Segment operating income	$(4,488)	$9,570

Consolidation and intersegment eliminations:
Revenues	$(9,542)	$(4,776)
Cost of product sales	(3,998)	(3,173)
Operating expenses	(5,875)	(1,623)

Total	$331	$20

Consolidated Information:
Revenues	$634,004	$592,774
Cost of product sales	416,795	393,009
Operating expenses	103,322	88,450
Depreciation and amortization expense	34,863	29,244

Segment operating income	79,024	82,071
General and administrative expenses	22,464	16,083
Other depreciation and amortization expense	1,126	802

Consolidated operating income	$55,434	$65,186

NuStar Energy L.P. and Subsidiaries

Consolidated Financial Information - Continued

(Unaudited, Thousands of Dollars, Except Unit and Per Unit Data)

Notes:

1.	NuStar Energy L.P. utilizes two financial measures, EBITDA and distributable cash flow, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership’s assets and the cash that the business is generating. Neither EBITDA nor distributable cash flow are intended to represent cash flows for the period, nor are they presented as an alternative to net income. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of net income to EBITDA and distributable cash flow:

	Three Months Ended March 31,
	2009	2008
Net income	$39,355	$55,869
Plus interest expense, net	20,470	16,865
Plus income tax expense	6,526	4,562
Plus depreciation and amortization expense	35,989	30,046

EBITDA	102,340	107,342
Less equity earnings from joint ventures	(2,313)	(2,201)
Less interest expense, net	(20,470)	(16,865)
Less reliability capital expenditures	(5,942)	(7,704)
Less income tax expense	(6,526)	(4,562)
Plus distributions from joint ventures	1,500	500
Mark-to-market impact on certain hedge transactions	9,095	2,423

Distributable cash flow	77,684	78,933

General partner’s interest in distributable cash flow	(8,247)	(6,929)

Limited partners’ interest in distributable cash flow	$69,437	$72,004

Distributable cash flow per limited partner unit	$1.275	$1.457

2.	Additional operational information related to the asphalt and fuels marketing segment is available on our website at www.nustarenergy.com under the investors portion of the website.